Exhibit 10.1

Execution Version

SEPARATION AND NON-COMPETITION AGREEMENT

THIS SEPARATION AND NON-COMPETITION AGREEMENT (the “Agreement”) is made this 23rd day of January 2025, by and among ACNB Corporation (“ACNB”), ACNB Bank, Traditions Bancorp, Inc. (“TBI”), Traditions Bank (“Traditions Bank”), and Eugene J. Draganosky (the “Executive”) on the terms and conditions set forth below:

WHEREAS, the Executive has been employed by Traditions Bank and will remain an employee of Traditions Bank until the Effective Time of the merger ( the “Merger”) and the other transactions contemplated by the Agreement and Plan of Reorganization by and among ACNB, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bank and Traditions Bank' s parent holding company, TBI, dated July 23, 2024 (the “Reorganization Agreement”);

WHEREAS, Traditions Bank, ACNB Bank and their respective affiliates are engaged in the community banking business (the “Business”);

WHEREAS, the Executive is the Chief Executive Officer of TBI and Traditions Bank;

WHEREAS, the Executive has been a fundamental and elemental contributor to the systems, policies, procedures, processes, success, growth and leadership of Traditions Bank;

WHEREAS, the Executive will terminate his employment with TBI and Traditions Bank and their affiliates and subsidiaries effective and contingent upon the Effective Time of the Merger as defined in and provided for in the Reorganization Agreement (the “Termination Date”);

WHEREAS, the Executive, TBI, Traditions Bank, ACNB and ACNB Bank wish to settle, compromise and resolve any and all claims that the Executive may have against TBI, Traditions Bank, ACNB, ACNB Bank or any of the affiliates or subsidiaries of such entities, including claims under the Executive's Employment Agreement with TBI and Traditions Bank dated January 1, 2023 (the “Traditions Employment Agreement”), in order to facilitate completion of the Merger;

WHEREAS, Employee is not a party nor subject to any employment, change in control, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements except the Traditions Employment Agreement; and

WHEREAS, ACNB has, as part of this agreement, agreed to provide the Executive with certain special benefits that it was not otherwise obligated to provide, including that ACNB will not dispute the Executive's claim that “Good Reason” as defined in the Traditions Employment Agreement has occurred to Executive as of the Effective Time as defined in the Reorganization Agreement.

NOW THEREFORE, the Executive, TBI, Traditions Bank, ACNB and ACNB Bank hereby agree to the following:

1.            Effective Date and Contingency. This Agreement shall be effective upon the Effective Time of the Merger as defined in and provided for in the Reorganization Agreement.

None of the parties to this Agreement shall have any rights or obligations set forth in this Agreement before the Effective Time. This Agreement shall be null and void if, and at such time as, the Reorganization Agreement is terminated and the Merger is abandoned for any reason prior to the Effective Time of the Merger (as defined in the Reorganization Agreement).

2.            Separation from Employment. The Executive's employment with TBI and Traditions Bank and its affiliates and subsidiaries shall terminate as of the Termination Date. Traditions Bank will pay the Executive all salary and vacation benefits, payable through the Termination Date, subject to standard withholdings and deductions, in accordance with its normal payroll processes.

3.            Compensation and Benefits.

(a)          ACNB agrees to pay (or cause its wholly owned subsidiary ACNB Bank to pay) the Executive a lump sum payment in the aggregate amount of $1,373,500, subject to deductions and withholdings as required by law (the “Separation Payment”), in connection with the Executive's termination of employment and in exchange for the promises and releases made by the Executive within this Agreement and specifically in exchange for the Non Compete and Non Solicitation provisions of Section 6 below. The Separation Payment will be made as soon as practicable, but in no event later than ten (10) business days after the Effective Time of Merger as defined in the Reorganization Agreement, assuming such release is executed on the Termination Date and is not thereafter revoked.

(b)          Subject to the relevant plan and/or policy terms, provisions, conditions and/or requirements, as may be in effect from time to time, for a period of three years following the Effective Time of the Merger, and for so long thereafter as the Executive serves on the ACNB and ACNB Bank Boards of Directors, ACNB agrees to maintain for the benefit of Executive (or his named beneficiaries) one or more life insurance policies having an aggregate death benefit of not less than $800,000.

(c)          The Executive agrees that the lump sum payment set forth in Section 3(a) and the performance of the obligations provided in Section 3(b) above shall satisfy ALL of the obligations of TBI, Traditions Bank and their successors, ACNB and ACNB Bank under the Employment Agreement. The Executive further acknowledges and agrees that there are no equity awards under the Employment Agreement and that he is waiving any and all rights to continued life insurance, accident, health, and disability insurances, health and welfare benefits pursuant to and as provided in the Employment Agreement.

(d)          TBI, Traditions Bank, ACNB and ACNB Bank shall not be responsible for any fees, taxes, penalties, costs or fines associated or in connection with Internal Revenue Code Section 409A (or any successor provision thereto).

4.            No Other Obligations. Except as set forth in the preceding paragraphs and except as required under any “Traditions Benefits Plan” (as defined in the Reorganization Agreement), neither ACNB, ACNB Bank or any ACNB subsidiaries or affiliates nor TBI or Traditions Bank or any of their affiliates shall have any obligation to make any further payments to or for the Executive's benefit with respect to his services on or before the Termination Date or in connection with or with respect to the Traditions Employment Agreement.

5.            Release. The Executive agrees to sign a release substantially in the form attached as Exhibit A to this Agreement on the Termination Date.

6.            Non-Compete and Non-Solicitation Provisions.

(a)          The Executive hereby covenants and agrees that for eighteen (18) months following the Termination Date that Executive shall not, except as otherwise permitted in writing by ACNB:

(i)            be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which ACNB or ACNB Bank or any of their subsidiaries are engaged, in any county in which ACNB Bank has or operates a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to such county as of the business day after the Effective Time of the Reorganization Agreement (the “Non- Competition Area”);

(ii)           provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which ACNB or ACNB Bank or any of their subsidiaries are engaged in the Non-Competition Area;

(iii)          directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of Traditions Bank, ACNB, ACNB Bank or their subsidiaries within one (1) year of Executive’s Termination Date, to become a customer or referral source of a person or entity other than ACNB, ACNB Bank or their subsidiaries; or,

(iv)          directly or indirectly solicit employees of ACNB, ACNB Bank or their subsidiaries or Traditions Bank who were employed within two (2) years of Executive’s Termination to leave the employ of ACNB, ACNB Bank or their subsidiaries or Traditions Bank or work for anyone other than ACNB, ACNB Bank or their subsidiaries or Traditions Bank.

(b)          It is expressly understood and agreed that, although Executive and ACNB and ACNB Bank consider the restrictions contained in Section 6 hereof reasonable for the purpose of preserving for ACNB and ACNB Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6 hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 6 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

7.            Severability. If any provision of this Agreement is illegal, invalid or unenforceable or is held to be illegal, invalid or unenforceable, the Executive agrees that such provision shall be fully severable with respect to scope, time and geographic area, and this Agreement and its terms in such lesser scope, time and geographic area shall be construed and enforced as if such unenforceable or invalid provision had never been a part of this Agreement.

8.            Confidentiality. The Executive acknowledges that he has had access to trade secrets and other confidential information regarding Traditions Bank, ACNB, ACNB Bank and their businesses that are unique and irreplaceable and that the use of such trade secrets and other confidential information by a competitor, or certain other persons, would cause irreparable harm to ACNB, ACNB Bank and their predecessors and successors. Accordingly, the Executive covenants that he will not disclose or use to the detriment of ACNB, ACNB Bank and their successors any such trade secrets or other confidential information. Confidential information includes any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by Traditions Bank, ACNB or ACNB Bank as confidential or proprietary; and (iii) is of competitive advantage to Traditions Bank, ACNB, ACNB Bank and their successors. Nothing in this Agreement shall be interpreted or applied to prohibit the making of any good faith report to Traditions Bank's or ACNB's auditors or any regulator, Governmental Agency or other governmental entity, participating in an investigation by any such entity, or disclosure in compliance with a lawful subpoena, except that the entity or entities named by such subpoena must be informed of the subpoena and be provided an opportunity to oppose disclosure pursuant to the subpoena.

9.            Non-Disparagement. The Executive covenants that, except to the extent required by law, he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on TBI, Traditions Bank, ACNB, ACNB Bank or any of their employees, officers or directors, parent, subsidiaries, or affiliates or that denigrates, disparages or results in detriment to any such entities or persons. This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.

10.           No Waiver. No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.          Acknowledgments and Affirmations. The Executive affirms that he has not filed, caused to be filed or presently is a party to any claim against TBI, Traditions Bank, ACNB, ACNB Bank or any of their respective affiliates or subsidiaries.

12.          Complete Agreement. Except as provided herein, this Agreement supersedes any and all prior agreements between the Executive and, TBI, Traditions Bank or ACNB and ACNB Bank, whether written or oral, including the Traditions Employment Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be amended only in writing by the parties hereto. Notwithstanding the foregoing, the terms of the Supplemental Executive Retirement Plan Agreement, dated May 7, 2021, shall remain in full force and effect.

13.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles) and any dispute pertaining to or arising out of this Agreement shall be brought only in the state or federal courts located within the Commonwealth of Pennsylvania. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located within the Commonwealth of Pennsylvania.

14.          Survival. The provisions set forth in Sections 6, 7, 8 and 9 shall survive termination of this Agreement for any reason.

15.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

16.          Assignment. The Executive represents and warrants that he has not assigned or in any other manner conveyed any right or claim that he has or may have to any third party, and he shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, or the consideration, monetary or other, to be received by him hereunder. Traditions Bank or ACNB may assign their rights and obligations under this Agreement to any third party at their discretion.

17.          Payment in the Event of Executive’s Death. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die after the Effective Time of the Merger and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

18.          Executive agrees and by this provision does hereby resign from the ACNB and ACNB Bank Boards of Directors when he is employed by or serves as a director of a financial institution within the Non-Competition Area.

Signature Page Follows

IN Witness WHEREOF TBI, Traditions Bank, ACNB, and ACNB Bank and the Executive have signed this Agreement on the date set forth above:

ATTEST:	TRADITIONS BANCORP, INC.

/s/ Suzanne M. Becker	By	/s/ John D. Blecher

ATTEST:	TRADITIONS BANK

/s/ Suzanne M. Becker	By	/s/ John D. Blecher

ATTEST:	ACNB CORPORATION

/s/ Kevin J. Hayes	By	/s/ James P. Helt
James P. Helt
President and Chief Executive Officer

ATTEST:	ACNB BANK

/s/ Kevin J. Hayes	By	/s/ James P. Helt
James P. Helt
President and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Suzanne M. Becker	/s/ Eugene J. Draganosky
Eugene J. Draganosky

EXHIBIT A

RELEASE

I, Eugene J. Draganosky, in consideration for the compensation, benefits and other items of consideration extended to me under the Agreement to which this Release is attached as Exhibit A, on behalf of myself and my heirs, executors, administrators and assigns, hereby release, waive and forever discharge Traditions Bancorp, Inc. (“TBI”), Traditions Bank (“Traditions Bank”), ACNB Corporation (“ACNB”), and ACNB Bank, and their subsidiaries, affiliates, predecessors, successors, parent companies or assigns, and their respective directors, officers, trustees, employees, representatives, attorneys and agents (individually and collectively the “Releasees”) from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to any past or present duties or responsibilities of any of the Releasees, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Release, including, but not limited to: claims in tort or contract; breach of fiduciary duty; defamation; emotional distress; wrongful or unlawful discharge; claims for bonuses, severance pay, vacation leave, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment or common laws, statutes or amendments thereto, including, but not limited to: (a) age discrimination claims under the Age Discrimination in Employment Act (“ADEA''), 29 U.S.C. § 621 et seq.; as amended by the Older Workers Benefit Protection Act; (b) any race, color, religion, sex or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (c) any claim under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq.; (d) claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1001 et seq.; (excluding claims for vested benefits); (e) any claim under the National Labor Relations Act (“NLRA”), 29 U.S.C. § 151 et seq.; (f) claims under the Worker Adjustment and Retraining Notification Act (“WARN”), 20 U.S.C. § 2101 et seq.; (g) claims under any state discrimination in employment statute; (h) any claims related to or arising out of my entering into this Agreement; (i) any claims related to or arising out of my former employment with and the termination of my employment and separation from TBI, Traditions Bank or ACNB and ACNB Bank, including but not limited to a claim for wrongful discharge in violation of public policy; or (j) any claims for damages due to personal injury or for compensatory or punitive damages.

Notwithstanding any provision of this Release to the contrary, nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit I may possess under the terms of the Separation and Non-Competition Agreement to which this Release is attached as Exhibit A (the “Agreement”), and I do not waive or release any right that I may have related to (i) vested benefits under any TBI or Traditions Bank Compensation and Benefit Plan other than the Employment Agreement, (ii) any breach of the Agreement, (iii) any claim or right that may arise after I sign this Release, (iv) any accrued but unused vacation leave as of the Termination Date, (v) my rights as a shareholder, depositor or borrower of Traditions Bank or ACNB, or (vi) any right or benefit that cannot be waived as a matter of law.

I specifically acknowledge and represent that: (a) I have had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to provide this Release, and that I am free to provide this Release prior to expiration of the twenty-one (21) days if I so desire; (b) the terms of this Release are clear and understandable to me; (c) the compensation and benefits that ACNB and ACNB Bank and TBI and Traditions Bank are providing to me under the Agreement to which this Release is attached exceed the compensation and benefits that I was otherwise entitled to receive as an employee of Traditions Bank or ACNB; (d) I have been advised to consult with an attorney of my choice prior to signing this Release; (e) I have been advised that I have the right to revoke this Release at any time during the seven (7) day period following the date on which I sign the Release; (f) by providing this Release, I give up any right to sue any of the Releasees for any violation of the Age Discrimination in Employment Act, or any other statute, law or common law; and (g) I have the legal capacity to provide this Release and I have signed this Release and the Agreement knowingly and voluntarily.

All capitalized terms which are defined in the Agreement and which are not otherwise defined herein shall have the meaning set forth in the Agreement.

The Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period following the execution of this release.

EXECUTIVE

/s/ Eugene J. Draganosky
Eugene J. Draganosky

DATED:	1/31/25